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EXHIBIT 10.1

COMPENSATION PLAN FOR EXECUTIVE OFFICERS 2005

On May 2, 2005, the Compensation Committee approved a compensation plan for executive officers for 2005. Maximum cash bonus amounts for 2005 will be $1.5 million for executive officers as a team. Bonus awards will be based upon both quantitative and qualitative performance criteria. The quantitative criteria include financial objectives for overall Company performance, expressed as "threshold levels" for three factors:

-     Revenues
-     Operating Income
-     Free Cash Flow (1)

Qualitative factors include the team's general execution of its business plan for controlled, profitable growth by recruiting new independent sales groups, increasing new merchant activations, managing attrition, maintaining pricing, controlling costs, improving vendor relations and employee morale, and developing new acquisition opportunities. Individual performance will be judged in the context of each executive's functional role in the organization, the leadership demonstrated in that role and the contribution to the team's success.

If material acquisitions or dispositions of assets are made, appropriate changes will be made to the quantitative threshold levels to include the effects of these acquisitions or divestitures.

Assuming the quantitative thresholds are achieved, the Compensation Committee, in its sole discretion, will determine the cash bonus awards for the team and each executive officer. The Committee may exercise its discretion to reduce, but not increase, the amount otherwise payable under the Plan.

(1) Defined as cash from operations minus capital expenditures before acquisitions. This is a non-GAAP performance measure and is intended solely for use in connection with this Compensation Plan and not as a measure of performance for investors.